EXHIBIT 99.1



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PRESS RELEASE

               ASTORIA FINANCIAL CORPORATION COMPLETES ACQUISITION
                          OF LONG ISLAND BANCORP, INC.

CREATES $18 BILLION FINANCIAL INSTITUTION WITH SECOND LARGEST DEPOSIT MARKET SHARE ON LONG ISLAND


LAKE SUCCESS, NEW YORK, OCTOBER 1, 1998 -- Astoria Financial Corporation (Nasdaq:ASFC) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), announced today the successful completion of the merger of Long Island Bancorp, Inc. (Nasdaq:LISB) ("LISB"), and its wholly owned subsidiary, The Long Island Savings Bank, FSB ("Long Island"), with and into Astoria Financial Corporation and Astoria Federal, respectively. Pursuant to the merger agreement, stockholders of LISB will receive 1.15 shares of Astoria common stock for each share of LISB common stock they own. The transaction, which received the overwhelming approval of shareholders of both Astoria and LISB, will be accounted for as a pooling of interests.

         George L. Engelke, Jr., Chairman, President and Chief Executive Officer of both Astoria Financial Corporation and Astoria Federal said, "We are excited about the completion of this significant in-market acquisition. A key objective of our business plan has been to successfully complete acquisitions, and this strategic acquisition, our third since January, 1995, results in the creation of the premier consumer-oriented community bank on Long Island. Long Island's 35 banking office franchise complements and strengthens the Astoria franchise. With deposits totaling approximately $10 billion, Astoria Federal now commands the second highest deposit market share in the attractive Long Island banking market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. The transaction also allows the combination of LISB's existing mortgage origination capabilities with those of Astoria, resulting in a very powerful mortgage origination business. On a combined basis, mortgage loan originations exceeded 2.5 billion for the six months ended June 30, 1998."

         Mr. Engelke continued, "We are very pleased to welcome the customers, shareholders and employees of LISB and Long Island to the Astoria family. We also welcome John J. Conefry, Jr., former Chairman and Chief Executive Officer of both LISB and Long Island, as a vice chairman of Astoria Financial Corporation. Mr. Conefry and Lawrence W. Peters, Robert J. Conway, Donald D. Wenk and Leo J. Waters, all former directors of both LISB and Long Island, will serve as directors of both Astoria Financial Corporation and Astoria Federal. We are confident that this transaction will enhance



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shareholder value and provide long-term benefits for our customers, employees and the communities that Astoria Federal and Long Island serve."

         As a result of the acquisition, Astoria has a market capitalization of over $2.2 billion, assets in excess of $18 billion and, prior to the consolidation of five banking offices, operates ninety-six banking offices; eighty-eight on Long Island, three in Westchester county and five in the upstate counties of Otsego and Chenango. Astoria now ranks as the second largest publicly traded thrift institution in New York and the sixth largest nationally, providing retail banking, mortgage and consumer loan services to over 700,000 customers. In addition, Astoria originates mortgage loans through extensive broker networks and loan production offices in New York, New Jersey, Connecticut, Maryland, Virginia, North Carolina and Georgia.

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